Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT
James Mead
Chief Financial Officer
—or—
Heidi Gillette
Investor Relations
(212) 594-2700

SL Green Realty Corp. Announces Redemption of 4.0 Million Shares of 7.675% Series C Cumulative Redeemable Preferred Stock

New York, NY, August 23, 2012 - SL Green Realty Corp. (the “Company”) (NYSE: SLG) announced today it will redeem 4.0 million of its 11.7 million outstanding shares of its 7.625% Series C Cumulative Redeemable Preferred Stock (the “Preferred Stock”) (NYSE: SLG PRC – CUSIP no. 78440X309) on September 24, 2012 (the “Redemption Date”).  The shares of Preferred Stock will be redeemed at redemption price of $25.00 per share of Preferred Stock plus $0.3707 in accumulated and unpaid dividends on such Preferred Stock through the Redemption Date (together, the “Aggregate Redemption Price”).  The Preferred Stock called for redemption will be redeemed, as to registered holders, on a pro rata basis, as nearly as practicable.  From and after the Redemption Date, the only remaining rights of the holders of shares of the Preferred Stock called for redemption will be to receive payment of the Aggregate Redemption Price.

The Notice of Redemption and related materials will be mailed to holders of record of the Preferred Stock on August 23, 2012.  Substantially all of the shares of Preferred Stock being called for redemption are owned of record by Cede & Co., as nominee of The Depositary Trust Company (“DTC”).  Accordingly, shares of Preferred Stock held in book-entry form through DTC will be redeemed according to DTC’s procedures, including payment of the Aggregate Redemption Price.  The Aggregate Redemption Price for any shares of Preferred Stock held through Direct Registration System on the records of the Paying Agent will be paid directly to the registered holders thereof by the Paying Agent on the Redemption Date.

On August 23, 2012, the Company also announced that it has declared the regular quarterly dividend on the shares of Preferred Stock that will remain outstanding following the redemption for the period July 15, 2012 through and including October 14, 2012 of $0.4766 per share, which is the equivalent of annualized dividends of $1.9064.  The dividend is payable October 15, 2012 to shareholders of record at the close of business on September 28, 2012.

Questions relating to the Notice of Redemption and related materials should be directed to Computershare Shareowner Services, the Company’s transfer agent and the paying agent (the “Paying Agent”) for the redemption of the Preferred Stock at (866) 230-9138.  The address of the Paying Agent is Computershare Shareowner Services, Attn: Corporate Action Dept., 27th Fl. 480 Washington Blvd, Jersey City, NJ, 07310.

Company Profile

SL Green Realty Corp., New York City's largest office landlord, is the only fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of

Manhattan commercial properties. As of June 30, 2012, SL Green owned interests in 71 Manhattan properties totaling more than 39.2 million square feet. This included ownership interests in 27.4 million square feet of commercial properties and debt and preferred equity investments secured by 11.8 million square feet of properties. SL Green also owns 385 residential units in Manhattan encompassing approximately 0.5 million square feet. In addition to its Manhattan investments, SL Green holds ownership interests in 32 suburban assets totaling 6.9 million square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey, along with four development properties in the suburbs encompassing approximately 0.5 million square feet.